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Contact:   Holly Sheffer
           212-578-4072
           hsheffer@metlife.com

          METLIFE ELECTS KENTON J. SICCHITANO TO ITS BOARD OF DIRECTORS

NEW YORK, July 22, 2003 - MetLife, Inc. (NYSE: MET) today announced the election of Kenton J. Sicchitano, a former global managing partner for PricewaterhouseCoopers, to its Board of Directors, as well as to the Board of Metropolitan Life Insurance Company, its subsidiary. This election is effective on September 23, 2003. With the addition of Mr. Sicchitano, MetLife's Board will have 15 members.

"I am pleased to welcome Ken to MetLife," said Robert H. Benmosche, chairman of the board and chief executive officer. "Ken's significant experience as a global managing partner at PricewaterhouseCoopers will make him an exceptional addition to our Board."

From 1998 to 2001, Mr. Sicchitano oversaw PricewaterhouseCoopers' $11 billion global accounting business and was responsible for integrating these business lines after the merger of Price Waterhouse and Coopers & Lybrand. He joined Price Waterhouse in 1970.

Mr. Sicchitano received a Bachelor of Arts from Harvard College in 1966 and a Masters in Business Administration from Harvard Business School in 1970. He is a member of the board of directors of PerkinElmer, Inc. and Analog Devices.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.

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